Protective Insurance Corporation                                                                                                                                                                                                                                                                                                                                                                                         August 6, 2019
Unaudited Second Quarter Financial Statements                                                                                                                                                                                                                                                                                                                                     Investor Contact:  William Vens
                                                                                                                                                                                                                                                                                                                                                                                                                   investors@protectiveinsurance.com
                                                                                                                                                                                                                                                                                                                                                                                                                                                   (317) 429-2554

PROTECTIVE INSURANCE CORPORATION ANNOUNCES RESULTS FOR THE QUARTER AND SIX MONTHS

Carmel, Indiana, August 6, 2019—Protective Insurance Corporation (NASDAQ: PTVCA, PTVCB) today reported results for the second quarter and first six months of 2019.  The Company produced second quarter net income of $1.5 million, or $0.11 per share, which compares to net income of $2.5 million, or $0.17 per share, for the prior year’s second quarter.  For the first six months of 2019, net income totaled $4.3 million, or $0.28 per share, which compares to net income of $2.8 million, or $0.19 per share, for the prior year period.
Loss from core business operations, before federal income tax expense, was $0.9 million for the second quarter of 2019 compared to income from core business operations, before federal income tax expense, of $6.5 million during the second quarter of 2018.  For the first six months of 2019, loss from core business operations, before federal income tax expense, totaled $3.5 million compared to income from core business operations, before federal income tax expense, of $11.3 million during the 2018 period.

●
Book value per share increased by $0.63 per share to $25.26 during the second quarter of 2019, an increase of 2.6% in the quarter and total value creation of 3.0% including the $0.10 per share dividend paid to shareholders during the second quarter of 2019.  Shareholders’ equity increased by $1.3m during the second quarter of 2019, an increase of 0.4%.

●
Repurchased $9.1 million (526,832 shares) since January 1, 2019.  These purchases are immediately accretive to book value per share, given an average repurchase price of 68% of June 30, 2019 book value ($2.6 million of the $9.1 million in repurchases occurred after June 30, 2019).

●	Net investment income increased 12.1% for the second quarter of 2019 compared to the prior year and 22.0% during the first six months of 2019 compared to prior year.

●	Combined ratio of 106.4% for the second quarter of 2019 and 107.2% for the first six months of 2019.

Net premiums earned for the second quarter of 2019 increased to $115.6 million, up 3.3% compared to the prior year period.  Gross premiums written for the second quarter of 2019 increased 3.4% to $147.2 million compared to $142.3 million written during the prior year period.  The slightly higher net premiums earned were the result of growth in the Company’s workers’ compensation business.

Underwriting operations produced a combined ratio of 106.4% during the second quarter of 2019 compared to a combined ratio of 99.4% for the prior year period.  The second quarter 2019 increase in the combined ratio reflects a higher current accident-year loss ratio related to severe commercial automobile claims, including continued emergence of severity.  For the second quarter of 2019, prior accident year loss development was favorable at $0.6 million.  For the first six months of 2019, the combined ratio was 107.2%, which compares to a combined ratio of 99.6% for the 2018 period, with the increase reflecting similar current accident-year development related to commercial automobile claims.  The Company continues to maintain current accident-year loss ratios at a level consistent with rising severity expectations in commercial automobile.  In our agency placed commercial automobile excess and medium fleet product lines the Company attained rate increases of 19% on $28.5 million of premiums available for renewal during the first six months of 2019.  As a result, the premium retention rate achieved in these product lines was less than in recent years at 81% during the second quarter and 74% for the first half of 2019, resulting from our commitment to remain disciplined in our underwriting and create long-term value for our stakeholders.

Jeremy Johnson, Protective’s Chief Executive Officer, said: “My first seventy-seven days as CEO have been an exciting opportunity to meet with our insureds and our broker partners – many of whom I’ve had the pleasure of working with in the past, and I’m gratified by the value that they place on Protective.  My new colleagues and I have made progress in our operational initiatives: in addition to driving significant rate increases in commercial auto, we remain equally focused on risk selection and volatility; have reduced net limits and cancelled certain books of business that were falling short of our underwriting expectations.  While we have hard work ahead of us to continue to get rate, manage volatility and exercise expense discipline, I’m encouraged by the tailwinds we have supporting our book value per share, including: a hardening market in commercial auto, favorable investment leverage, the potential for further accretive share repurchases, and our historical reinsurance treaties, which effectively provide a 75% adverse development cover for subject commercial auto policies written from July-2013 through June-2019.”
Commercial automobile products covered by our reinsurance treaties from July-2013 through June-2019 are subject to an aggregate stop-loss provision. Once this aggregate stop-loss level is reached, for every $100 of additional loss, the Company is responsible only for its $25 retention.  The following table illustrates the benefit of these reinsurance treaties, as the net financial loss to the Company of a further increase in ultimate losses for each of the six most recent reinsurance treaty years (2013-2018) covering these commercial automobile products, is only about 25% of the gross loss:

	5% Increase in Ultimate Loss Ratio	10% Increase in Ultimate Loss Ratio
Gross loss expense from further strengthening current reserve position	$42.6	$85.2
Net financial loss	10.7	21.3
$/share (after tax)	$0.57	$1.14

Commercial automobile products covered by the Company’s reinsurance treaty from July-2019 through June-2020 are also subject to an aggregate stop-loss provision.  Once the aggregate stop-loss level is reached, for every $100 of additional loss, the Company is responsible for its $65 retention.  This increase in the Company’s retention compared to recent years, reflects both: (1) the Company choosing to buy less reinsurance, due to a higher cost of reinsurance for the 2019 treaty-year, and (2) the Company’s confidence in profitability improvements given rate increases it’s receiving on its commercial automobile products.

Net investment income for the second quarter of 2019 increased 12.1% to $6.5 million compared to $5.8 million in the prior year period.   The increase reflects: higher average funds invested resulting from positive cash flow, as well as a reallocation from equity investments held in limited partnerships into short duration, high quality bonds.  Our fixed income investment portfolio continues to emphasize shorter-duration instruments. If there was a hypothetical increase in interest rates of 100 basis points, the price of our fixed income portfolio, including cash, at June 30, 2019 would be expected to fall by approximately 2.2%.  Credit quality remains high with a weighted average rating of AA-, including cash.  For the first six months of 2019, net investment income increased 22.0% to $12.7 million, compared to $10.4 million in 2018, reflecting investment impacts similar to those experienced during the second quarter.

During the second quarter of 2019, the Company reallocated approximately $3.7 million of equity securities, including distributions from limited partnerships, into short-duration, high quality bonds.  For the first six months of 2019, the Company has reallocated approximately $34.8 million of equity securities into short-duration, high quality bonds.  This reallocation was consistent with investment activity throughout 2018 where approximately $122.0 million of equity securities were reallocated to short-duration treasuries.  These equity sales further solidified the conservative nature of our high quality, short-duration investment portfolio; opportunistically utilized the lower corporate tax rate of 21%, which was beneficial given the low tax basis of many of these equity positions; and were accretive to income.

The Company continues to focus on our operating initiative of expense discipline, reflected in the 2.2 percentage points decline in the expense ratio during the first six months of 2019 when compared to 2018.  We will continue to manage our expense base, particularly as we gain greater clarity on the impact of continuing to attain increasing premium rates, and the influence of increased rates upon the retention of renewing policies.

Book value per share as of June 30, 2019 was $25.26, an increase of $1.31 per share during the first six months of 2019, after the payment of cash dividends to shareholders totaling $0.20 per share.

The Company's net income, determined in accordance with U.S. generally accepted accounting principles (GAAP) includes items that may not be indicative of ongoing operations. The following table reconciles income before federal income tax expense to underwriting income (loss), a non-GAAP financial measure that is a useful tool for investors and analysts in analyzing ongoing operating trends.

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018

Income before federal income tax expense	$1,950	$3,057	$5,464	$3,371
Less: Net realized gains on investments	627	915	327	1,290
Less: Net unrealized gains (losses) - equity securities and limited partnerships	2,262	(4,350)	8,589	(9,258)
Income (loss) from core business operations	$(939)	$6,492	$(3,452)	$11,339
Less: Net investment income	6,500	5,796	12,732	10,432
Underwriting income (loss)	$(7,439)	$696	$(16,184)	$907

The Company’s management uses the term income (loss) from core business operations, a non-GAAP financial measure, which is defined as income before federal income tax expense excluding pre-tax realized and unrealized investment gains and losses.  This financial measure is used to evaluate the Company’s operating performance because the recognition of realized investment gains and losses, and occurrence of unrealized gains, could distort analysis of trends in the core underwriting business.

The combined ratios and the components, as presented herein, are commonly used in the property/casualty insurance industry and are applied to the Company’s GAAP underwriting results.

Conference Call Information:
Protective Insurance Corporation has scheduled its quarterly conference call for Wednesday, August 7, 2019, at 11:00 AM EST to discuss results for the second quarter ended June 30, 2019.
To participate via teleconference, investors may dial 1-877-705-6003 (U.S./Canada) or 1-201-493-6725 (International or local) at least five minutes prior to the beginning of the call.  A replay of the call will be available through August 14, 2019 by calling 1-844-512-2921 or 1-412-317-6671 and referencing passcode 13691818.  Investors and interested parties may also listen to the call via a live webcast, accessible on the company’s web site via a link at the top of the main Investor Relations page.  To participate in the webcast, please register at least fifteen minutes prior to the start of the call.  The webcast will be archived on this site until February 7, 2020.  The webcast may be accessed directly at: http://public.viavid.com/index.php?id=134964.
Also available on the investor relations section of our web site is an investor presentation providing additional information to be reviewed in conjunction with our earnings call.  We have also made available complete interim financial statements and copies of our filings with the Securities and Exchange Commission.

The accompanying unaudited condensed financial statements have been prepared in accordance with the instructions to Form 10-Q but do not include all of the information and footnotes as disclosed in the Company’s annual audited financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included.
Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve inherent risks and uncertainties.  Readers are encouraged to review the Company's annual report for its full statement regarding forward-looking information.

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets
(in thousands, except per share data)

	June 30	December 31
	2019	2018
Assets
Investments [1]:
Fixed income securities (2019: $726,053; 2018: $600,504)	$737,148	$592,645
Equity securities	74,555	66,422
Limited partnerships, at equity	35,535	55,044
Commercial mortgage loans	8,884	6,672
Short-term [2]	1,000	1,000
	857,122	721,783
Cash and cash equivalents	80,772	163,996
Restricted cash and cash equivalents	16,333	6,815
Accounts receivable	111,573	102,972
Reinsurance recoverable	410,445	392,436
Other assets	87,425	88,426
Current federal income taxes	4,599	7,441
Deferred federal income taxes	2,757	6,262
	$1,571,026	$1,490,131

Liabilities and shareholders' equity
Reserves for losses and loss expenses	$933,463	$865,339
Reserves for unearned premiums	79,429	71,625
Borrowings under line of credit	20,000	20,000
Accounts payable and other liabilities	170,718	177,085
	1,203,610	1,134,049
Shareholders' equity:
Common stock-no par value	621	634
Additional paid-in capital	54,065	54,720
Accumulated other comprehensive income ( loss)	8,217	(7,347)
Retained earnings	304,513	308,075
	367,416	356,082
	$1,571,026	$1,490,131

Number of common and common
equivalent shares outstanding	14,545	14,869
Book value per outstanding share	$25.26	$23.95

[1] 2019 & 2018 cost in parentheses
[2] Approximates cost

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018
Revenues
Net premiums earned	$115,631	$111,940	$225,644	$217,402
Net investment income	6,500	5,796	12,732	10,432
Commissions and other income	1,978	2,263	4,043	4,076
Net realized gains on investments, excluding impairment losses	713	915	673	1,290
Other-than-temporary impairment losses on investments	(86	-	(346	-
Net unrealized gains (losses) on equity securities and limited partnership investments	2,262	(4,350)	8,589	(9,258)
Net realized and unrealized gains (losses) on investments	2,889	(3,435)	8,916	(7,968)
	126,998	116,564	251,335	223,942
Expenses
Losses and loss expenses incurred	90,433	77,488	177,555	149,787
Other operating expenses	34,615	36,019	68,316	70,784
	125,048	113,507	245,871	220,571
Income before federal income tax expense	1,950	3,057	5,464	3,371
Federal income tax expense	415	570	1,181	554
Net income	$1,535	$2,487	$4,283	$2,817

Per share data - diluted:
Income (loss) before net gains (losses) on investments	$(.05	$.35	$(.19	$.61
Net gains (losses) on investments	.16	(.18)	.47	(.42)
Net income	$.11	$.17	$.28	$.19

Dividends	$.10	$.28	$.20	$.56

Reconciliation of shares outstanding:
Average shares outstanding - basic	14,616	15,014	14,731	15,012
Dilutive effect of share equivalents	63	9	60	9
Average shares outstanding - diluted	14,679	15,023	14,791	15,021

Protective Insurance Corporation and Subsidiaries
Unaudited Condensed Consolidated Statements of Cash Flows
(in thousands)

	Six Months Ended
	June 30
	2019	2018

Net cash provided by operating activities	$38,396	$24,674
Investing activities:
Purchases of available-for-sale investments	(245,099)	(215,226)
Purchases of limited partnership interests	-	(450)
Proceeds from sales or maturities
of available-for-sale investments	110,756	139,998
Proceeds from sales of equity securities	14,449	87,557
Purchase of insurance company-owned life insurance	-	(10,000)
Purchase of commercial mortgage loans	(2,213)	-
Distributions from limited partnerships	20,231	369
Other investing activities	(1,343)	(2,683)
Net cash used in investing activities	(103,219)	(435)
Financing activities:
Dividends paid to shareholders	(2,987)	(8,456)
Repurchase of common shares	(6,487)	(1,280)
Net cash used in financing activities	(9,474)	(9,736)

Effect of foreign exchange rates on cash and cash equivalents	591	(411)

Increase (decrease) in cash, cash equivalents and restricted cash and cash equivalents	(73,706)	14,092
Cash, cash equivalents and restricted cash and cash equivalents at beginning of period	170,811	68,713
Cash, cash equivalents and restricted cash and cash equivalents at end of period	$97,105	$82,805

Financial Highlights (unaudited)
Protective Insurance Corporation and Subsidiaries
(In thousands, except per share data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2019	2018	2019	2018

Annualized
Book value per share beginning of period	$24.63	$27.38	$23.95	$27.83
Book value per share end of period	25.26	27.14	25.26	27.14
Change in book value per share	$0.63	$(0.24)	$1.31	$(0.69)
Dividends paid	0.10	0.28	0.20	0.56
Change in book value per share plus dividends paid	$0.73	$0.04	$1.51	$(0.13)
Total value creation [1]	11.9%	0.6%	12.6%	(0.9%)

Return on average shareholders' equity:
Average shareholders' equity	366,743	409,523	361,749	413,023

Net income	1,535	2,487	4,283	2,817
Less: Net realized gains (losses) on investments, net of tax	2,282	(2,714)	7,044	(6,295)
Net operating income (loss)	(747	5,201	(2,761	9,112

Return on net income [2]	1.7%	2.4%	2.4%	1.4%
Return on net operating income (loss) [2]	(0.8%	5.1%	(1.5%	4.4%

Loss and LAE expenses incurred	$90,433	$77,488	$177,555	$149,787
Net premiums earned	115,631	111,940	225,644	217,402
Loss and LAE ratio	78.2%	69.2%	78.7%	68.9%

Other operating expenses	$34,615	$36,019	$68,316	$70,784
Less: Commissions and other income	1,978	2,263	4,043	4,076
Other operating expenses, less commissions and other income	$32,637	$33,756	$64,273	$66,708
Net premiums earned	115,631	111,940	225,644	217,402
Expense ratio	28.2%	30.2%	28.5%	30.7%

Combined ratio [3]	106.4%	99.4%	107.2%	99.6%

Gross premiums written	$147,152	$142,270	$296,045	$291,093
Net premiums written	115,695	114,254	231,017	227,688

[1] Total Value Creation equals change in book value plus dividends paid, divided by beginning book value. Quarterly amounts have been annualized.
[2] Quarterly and year-to-date amounts have been annualized
[3] The combined ratio is calculated as ratio of losses and loss expenses incurred, plus other operating expenses, less commission and other income to net premiums earned.